Exhibit 4.4

EXECUTION COPY

IRREVOCABLE PROXY

Sea Limited

THIS IRREVOCABLE PROXY (this “Proxy”), dated as of September 1, 2017, is entered into by and between Mr. Xiaodong Li, a Singapore citizen (the “Founder”), on the one hand, and Tencent Holdings Limited, a Cayman Islands exempted company, Tencent Limited, a British Virgin Islands business company, and Tencent Growthfund Limited, a Cayman Islands exempted company (the three Tencent entities are collectively referred to as the “Tencent Parties”, and each, a “Tencent Party”), on the other hand.

RECITALS:

WHEREAS, the Founder owns, directly and indirectly, and the Tencent Parties own, certain shares in Sea Limited, a Cayman Islands exempted company (the “Company”).

WHEREAS, the Company is contemplating the Initial Public Offering (as defined below), and contemplates to undertake a restructuring of its share capital, pursuant to which, among other things, immediately prior to the completion of the Initial Public Offering (i) the authorized share capital of the Company will be divided into class A ordinary shares, each with a par value of $0.0005 and entitled to one vote (each, a “Class A Ordinary Share”), and class B ordinary shares, each with a par value of $0.0005 and entitled to three votes (each, a “Class B Ordinary Share”), (ii) all shares owned by the Founder directly and indirectly through Blue Dolphins Venture Inc., a company wholly owned by the Founder, immediately prior to the completion of the Initial Public Offering up to an aggregate of 46,328,746 shares will be automatically converted into an equal number of the voting ordinary shares of the Company and then be re-designated as an equal number of Class B Ordinary Shares, (iii) an aggregate of 41,380,710 voting ordinary shares, 62,500,000 series A preference shares and 2,767,200 series B preference shares in the Company held by the Tencent Parties immediately prior to the completion of the Initial Public Offering will be automatically converted into 106,647,910 voting ordinary shares of the Company and then be re-designated as 106,647,910 Class B Ordinary Shares, (iv) all other shares in the Company immediately prior to the completion of the Initial Public Offering will be converted into an equal number of the voting ordinary shares of the Company and then be re-designated as Class A Ordinary Shares, and (v) Class A Ordinary Shares and Class B Ordinary Shares will each have the rights and subject to the restrictions attached to such shares as described in this Proxy and as set forth in the Memorandum and Articles of Association (as define below).

WHEREAS, the Tencent Parties wish to appoint the Founder as their true and lawful attorney and irrevocable proxy on the terms and subject to the conditions herein with respect to all or part of the Class B Ordinary Shares held by the Tencent Parties on certain matters that are subject to vote of the shareholders of the Company.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the Tencent Parties and the Founder, intending to be legally bound, hereby agree as follows:

1.	Definitions and Construction.

1.1    Definitions. For purposes of this Proxy, the following terms have the indicated meanings.

“Board” means the board of directors of the Company.

“Board Matters” is defined in Section 2.1.

“Board Proxy” is defined in Section 2.1.

“Board Proxy Shares” means all Class B Ordinary Shares held by the Tencent Parties from time to time.

“Class A Ordinary Share” is defined in the Recitals of this Proxy.

“Class B Ordinary Share” is defined in the Recitals of this Proxy.

“Class B Permitted Transferee” means a Tencent Class B Permitted Transferee or a Founder Class B Permitted Transferee.

“Closing Date” means the date and time of the initial closing of the Initial Public Offering.

“Company” is defined in the Recitals of this Proxy.

“Founder” is defined in the first paragraph of this Proxy.

“Founder Class B Permitted Transferee” means any of the Founder and the Founder’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, a company, partnership or entity wholly owned by one or more of the foregoing, provided that the Founder retains control of the voting power of any Class B Ordinary Shares held by such Founder Class B Permitted Transferee(s).

“General Proxy” is defined in Section 2.2.

“General Proxy Shares” means, such number (rounded up to the nearest whole number) of Class B Ordinary Shares held by Tencent Parties as shall be necessary to ensure that, immediately after the Closing Date of the Initial Public Offering and giving effect to the General Proxy, the total voting power in the Company held by Tencent Parties does not exceed 29.0%, assuming, in calculating such voting power, no conversion of any outstanding convertible promissory notes or bonds of the Company and no exercise of any over-allotment options by the underwriters in the Initial Public Offering. The exact number of General Proxy Shares that will be held by each Tencent Party immediately after the Closing Date of the Initial Public Offering shall be confirmed in writing by the Tencent Parties and the Founder upon pricing of the Initial Public Offering and may thereafter decrease in accordance with Sections 3.3 and 3.4.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; any self-regulatory organization; and any securities exchange or quotation system.

“Group” means the Company, its subsidiaries and any other entities over which the Company directly or indirectly effects control pursuant to contractual arrangements and which are consolidated with the Company in accordance with generally accepted accounting principles.

“Joinder” is defined in Section 3.2.

“Initial Public Offering” means the Company’s first public offering underwritten on a firm commitment basis of the Company’s Class A Ordinary Shares or American Depositary Shares representing such Class A Ordinary Shares in the United States pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, stock exchange rules, regulations, guidance, ordinances or orders of any Governmental Authority, fiduciary duties under Cayman Islands law, (ii) consent, approval, authorization, permit, grant, license, certificate, exemption, order, registration, declaration, filing or report of any Governmental Authority, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements between the Company and any Governmental Authority.

“Memorandum and Articles of Association” means the Eighth Amended and Restated Memorandum and Articles of Association of the Company, adopted and approved by the shareholders of the Company as of the date hereof and to become effective as of the Closing Date, as may be amended and restated from time to time.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Proxy” is defined in the first paragraph of this Proxy.

“Proxy Shares” means the Board Proxy Shares and the General Proxy Shares.

“Share” means a share in the capital of the Company.

“Tencent Parties” is defined in the first paragraph of this Proxy.

“Tencent Class B Permitted Transferee” means any Tencent Party, or any Person that is fully owned or controlled (in terms of both voting and dispositive power) by Tencent Holdings Limited.

“Tencent Director” is defined in Section 2.1.

“Tencent Director Matter” is defined in Section 2.1.

“Third Party Transferee” means any Person that is not a Class B Permitted Transferee.

“Transfer” means any direct or indirect sale, transfer, assignment or disposition of any number of Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such Shares through voting proxy or otherwise; for the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of the Shares to secure contractual or legal obligations shall not be deemed as a “Transfer” unless and until any such pledge, charge, encumbrance or other third party right shall result in the Person that directly or indirectly holds any such Shares immediately before the creation of such pledge, charge, encumbrance or other third party right being unable to exercise, at its will, the voting power of any such Shares through voting proxy or otherwise.

“Work Days” means any calendar days excluding Saturday, Sunday, public holidays in Singapore, annual and paternity leaves as permitted under the Company policy for the Singapore headquarters of the Company, and medical leaves.

“Written Direction” is defined in Section 2.1.

1.2    Construction. In this Proxy, unless the context otherwise requires:

(a)    references in this Proxy to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication, words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(b)    references to Articles, Sections and Recitals are references to articles, sections and recitals of this Proxy;

(c)    references to this Proxy or any other document shall be construed as references to this Proxy or such other document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time;

(d)    a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(e)    all section titles or captions contained in this Proxy are for convenience only and shall not be deemed a part of this Proxy and shall not affect the meaning or interpretation of this Proxy;

(f)    “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(g)    the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Proxy as a whole and not to any particular provision; and

(h)    all references to numbers of Shares or prices per Share in this Proxy shall be appropriately adjusted to take into account any share splits, combinations, reorganizations, share dividends, mergers, recapitalizations, and similar events that affect the share capital of the Company after the completion of the Initial Public Offering.

2.	Irrevocable Proxy.

2.1    Board Proxy.

(a)    Effective immediately prior to the completion of the Initial Public Offering, the Tencent Parties each makes, constitutes and appoints the Founder as its true and lawful attorney and proxy with full power to appoint a nominee or nominees to act hereunder from time to time and to vote, and to exercise all voting rights attaching to, the Board Proxy Shares at all meetings of shareholders of the Company with the same force and effect as such Tencent Party might or could do (including to requisition and convene a meeting or meetings of the shareholders of the Company) regardless whether such shareholders are required to vote on a poll, in the form of written resolutions or otherwise, with respect to all resolutions and matters to be voted upon by shareholders of the Company relating only to the size and/or composition of the Board (subject to Section 2.1(b) hereof), including without limitation, any resolution to approve, authorize or confirm any increase or decrease in the number of or any minimum or maximum number of directors of the Board, any appointment or election of any new director or directors of the Company, and any removal or replacement of any existing director or directors of the Company, and such other matters as may in the reasonable opinion of the Founder be necessary or desirable for the purpose of implementing such proxy (such matters being collectively referred to as the “Board Matters”, and such proxy being referred to as the “Board Proxy”).

(b)    (i) As long as the Board Proxy is effective, the Founder agrees to, and shall, vote all Board Proxy Shares in accordance with the written direction of Tencent Holdings Limited in the form set forth in Exhibit B hereto (the “Written Direction”) at general meetings of shareholders on the election, removal and replacement of one member of the Board nominated by Tencent Holdings Limited (each such proposal, a “Tencent Director Matter” and such member of the Board, the “Tencent Director”), provided that (A) the Written Direction to vote in any Tencent Director Matter shall be given to the Founder by email with a hard copy to follow to the address set forth in Section 5.3, with such email delivered no less than three (3) days prior to the date of such general meetings of shareholders, and (B) any candidate nominated by Tencent Holdings Limited to serve as the Tencent Director and any replacement of the Tencent Director nominated by Tencent Holdings Limited shall have gone through the Board nomination process generally applicable to members of the Board and have been determined to be qualified and permitted to serve on the Board under applicable laws, regulations and stock exchange rules by the Board or any relevant committee thereof, which nomination process shall allow Tencent Holdings Limited a reasonable opportunity for substitution of candidate within the timeframe prescribed by the Board or the committee as applicable. Concurrent with the delivery of the Written Direction to the Founder in connection with the general meeting of the shareholders during which a Tencent Director Matter will be voted on, Tencent Holdings Limited shall send a copy of the Written Direction to the Company by email (Email: companyproxynotice@seagroup.com) with a hard copy to follow addressed to the Company’s headquarters.

(ii) For the avoidance of doubt, the Founder will not have the powers referred to in Section 2.1(a) to vote the Board Proxy Shares in relation to any Tencent Director Matter, except as directed by Tencent Holdings Limited in the Written Direction. Should the Founder vote any Board Proxy Share contrary to the Written Direction of Tencent Holdings Limited as set forth in Section 2.1(b)(i) above (provided that the conditions thereof have been met), the Founder agrees that such vote shall be null and void ab initio and shall not be counted.

2.2    General Proxy. Effective immediately prior to the completion of the Initial Public Offering, the Tencent Parties each makes, constitutes and appoints the Founder as its true and lawful attorney and proxy with full power to appoint a nominee or nominees to act hereunder from time to time and to vote, and to exercise all voting rights attaching to, the General Proxy Shares at all meetings of shareholders of the Company with the same force and effect as such Tencent Party might or could do (including to requisition and convene a meeting or meetings of the shareholders of the Company) with respect to such Shares, regardless whether such shareholders are required to vote on a poll, in the form of written resolutions or otherwise, with respect to all resolutions and matters to be voted upon by the shareholders of the Company (the “General Proxy”).

2.3    The Tencent Parties each hereby ratifies and confirms and undertakes to ratify and confirm all that the Founder or its nominee or nominees, in its capacity as the attorney and proxy of the Board Proxy Shares and the General Proxy Shares, as applicable, may lawfully do or cause to be done by virtue of the rights hereby granted and exercised in accordance with this Proxy.

2.4    The Tencent Parties each hereby (i) affirms that this Proxy is (A) coupled with and intended to secure an interest sufficient in applicable Laws to support an irrevocable proxy, and (B) executed and intended to be irrevocable, (ii) revokes any and all prior proxies granted by the Tencent Parties with respect to the Board Proxy Shares (including the General Proxy Shares) to any Person, (iii) undertakes that no subsequent proxy shall be given (and if given shall be ineffective) by the Tencent Parties to any Person other than the Founder with respect to the Board Proxy Shares (to the extent related to the Board Matters) and General Proxy Shares, and (iv) undertakes that this Proxy is an irrevocable proxy and power of attorney and shall survive, subject to Section 3 below, any dissolution or winding up of any Tencent Parties. This Section 2.4 is qualified by and subject to the provisions of Section 3.2 and Section 4 below.

2.5     The Founder hereby represents and covenants to the Tencent Parties that the aggregate number of Shares of the Company owned by the Founder, whether directly and indirectly, that will be automatically converted into an equal number of the voting ordinary shares of the Company and then be re-designated as an equal number of Class B Ordinary Shares immediately prior to the completion of the Initial Public Offering, will not exceed 46,328,746 Shares.

3.	Transfer of Proxy Shares.

3.1    Each Tencent Party shall have the right to Transfer, at any time, any Proxy Share to any Person, provided that in the case of a Transfer to a Third Party Transferee, the Transfer shall be completed in accordance with Section 3.6.

3.2    Any Proxy Shares Transferred to a Tencent Class B Permitted Transferee shall continue to be deemed Proxy Shares hereunder, and such Tencent Class B Permitted Transferee shall, and the Tencent Parties shall cause such Tencent Class B Permitted Transferee to, execute a joinder as set forth in Exhibit A hereto (the “Joinder”) for such Tencent Class B Permitted Transferee to be deemed as a “Tencent Party” for all purposes hereunder and bound by this Proxy as though an original party hereto and deliver the Joinder to the transferor and the Founder before such Transfer may be effected.

3.3    Any Proxy Shares converted into Class A Ordinary Shares upon (i) any Transfer of Proxy Shares by a Tencent Party to any Third Party Transferee, (ii) a Tencent Party holding the Proxy Shares (other than Tencent Holdings Limited) ceasing to be fully owned or controlled (in terms of both voting and dispositive power) by Tencent Holdings Limited, or (iii) any voluntary conversion by any Tencent Parties with the prior consent of the Founder, in each case in accordance with the Memorandum and Articles of Association of the Company, shall cease to be subject to the Board Proxy and, subject to Section 3.4 below, cease to be subject to the General Proxy.

3.4    Where any Tencent Party Transfers less than all of the Class B Ordinary Shares held by it, the number of shares which are subject to the General Proxy shall not be reduced as a result of any such Transfer unless and until such Tencent Party no longer holds any Class B Ordinary Shares which are not subject to the General Proxy.

3.5    Nothing in this Section 3 shall be deemed to relieve the Tencent Parties of any obligations under Section 2 hereto with respect to the Proxy Shares held by such Tencent Parties as of a record date established by the Board in respect of any action or proposed action that requires the vote of shareholders of the Company to the extent such record date is prior to the effective date of the Transfer or conversion of the Proxy Shares as described under Section 3.3 above.

3.6    The Parties agree that the conversion of any Class B Ordinary Shares to Class A Ordinary Shares may be effected by the Company in any manner available under applicable Law, as determined by the Board, including (i) the re-designation of Class B Ordinary Shares as Class A Ordinary Shares or (ii) the redemption or repurchase of Class B Ordinary Shares and applying the proceeds thereof towards the payment for the issue and allotment of the same number of Class A Ordinary Shares, credited as fully paid, immediately after the redemption or repurchase of such Class B Ordinary Shares.

4.	Termination of Proxy.

4.1    This Proxy, including the Board Proxy and General Proxy, shall commence immediately prior to the completion of the Initial Public Offering and shall terminate upon the earliest to occur of the following: (i) tenth (10th) anniversary of the Closing Date, unless the Tencent Parties and the Founder mutually agree on an extension in writing, in which case, the expiration of such extended term; (ii) the Founder voluntarily ceases to be the Group Chief Executive Officer, unless the Tencent Parties and the Founder mutually agree otherwise in writing; (iii) death or permanent incapacity (meaning the Founder being permanently unable to manage the business affairs of the Company as a result of incapacity solely due to his then physical or mental health conditions) of the Founder; (iv) if the Founder fails to spend at least half of all Work Days in any given calendar year on any business premises of, or trips for business purposes of, the Group, the end of such calendar year; (v) the Founder voting the Board Proxy Shares contrary to the Written Direction of Tencent Holdings Limited as set forth in Section 2.1(b)(i) (provided that the conditions thereof have been met); or (vi) termination upon mutual agreement of the Tencent Parties and the Founder in writing.

4.2    Subject to Section 4.3 below, upon any termination of this Proxy, all Class B Ordinary Shares then held by the parties shall be automatically and immediately converted into an equal number of Class A Ordinary Shares and the party whose Shares are subject to such conversion shall take all such actions as may be required to effect such conversion upon such termination.

4.3    Notwithstanding Section 4.2 above, if this Proxy is terminated pursuant to Section 4.1(i) above, and if at the time of such termination the number of the Class B Ordinary Shares held by Tencent Parties collectively is less than fifty percent (50%) of the total number of Class B Ordinary Shares held by Tencent Parties collectively immediately after the initial closing of the Initial Public Offering, then (i) all of the Class B Ordinary Shares held by Tencent Parties shall be automatically and immediately converted into an equal number of Class A Ordinary Shares at such time, and (ii) all of the Class B Ordinary Shares held by all Founder Class B Permitted Transferees (including Blue Dolphins Venture Inc.) shall be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the earliest to occur of (1) the twentieth (20th) anniversary of the Closing Date, and (2) any event described in Section 4.1(ii), Section 4.1(iii) or Section 4.1(iv) above; provided that any Transfer, including complete Transfer, of Proxy Shares, and/or conversion of Proxy Shares into Class A Ordinary Shares does not constitute a termination of the Proxy under this Section 4.3.

5.	Governing Law and Dispute Resolution.

5.1    Governing Law. This instrument shall be governed by, and construed and enforced in accordance with, the laws of the Cayman Islands without reference to its conflict of laws principles.

5.2    Jurisdiction. Each of the parties hereto irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to hear and determine any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Proxy.

5.3    Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when delivered by overnight courier or hand delivery, when sent by telecopy (including electronic mails), or five (5) days after mailing if sent by registered or certified mail (return receipt requested) postage prepaid, to the parties at the following addresses (or at such other address for any party as shall be specified by like notices).

(a)	If to the Founder, addressed to Mr. Xiaodong Li at:

1 Fusionopolis Place, #17-10, Galaxis

Singapore 138522

Email: proxynotice@seagroup.com

with a copy to:

Ms. Yanjun Wang, Esq.

Group General Counsel

Sea Limited

1 Fusionopolis Place, #17-10, Galaxis

Singapore 138522

Email: proxynotice@seagroup.com

(b)	If to the Tencent Parties,

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

with a copy to:

Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen 518057, PRC

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

Paul, Weiss, Rifkind, Wharton & Garrison

12th Floor, The Hong Kong Club Building,

3A Chater Road, Central,

Hong Kong

Attention: Jeanette K. Chan

Email: jchan@paulweiss.com

5.4    Consent to Specific Performance. The parties acknowledge and agree that it may be impossible to measure in money the damages that would be suffered by the Founder (on one hand) or the Tencent Parties (on the other hand) by reason of the failure by the other to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding seeking specific performance of any of the terms of this Proxy, the other party(ies) against whom such action or proceeding is brought hereby waives any claim or defense therein that the instituting party otherwise has an adequate remedy at law.

5.5    Electronic Communications. Sections 8 and 19 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply.

[Signature pages follow]

In witness whereof this instrument has been duly executed and delivered on September 1, 2017 as a deed.

EXECUTED and DELIVERED as a DEED by duly authorised for and on behalf of TENCENT HOLDINGS LIMITED	) ) ) )

/s/ Ma Huateng
Director

[Signature Page to Irrevocable Proxy]

In witness whereof this instrument has been duly executed and delivered on September 1, 2017 as a deed.

EXECUTED and DELIVERED as a DEED by duly authorised for and on behalf of TENCENT LIMITED	) ) ) )

/s/ Ma Huateng
Director

[Signature Page to Irrevocable Proxy]

In witness whereof this instrument has been duly executed and delivered on September 1, 2017 as a deed.

EXECUTED and DELIVERED as a DEED by duly authorised for and on behalf of TENCENT GROWTHFUND LIMITED	) ) ) )

/s/ Ma Huateng
Director

[Signature Page to Irrevocable Proxy]

Accepted by:
EXECUTED and DELIVERED as a DEED by XIAODONG LI	) ) )

/s/ Xiaodong Li

Witness:
/s/ Tan Chia Hui

[Signature Page to Irrevocable Proxy]

Exhibit A

JOINDER

THIS JOINDER (this “Joinder”) to that certain Irrevocable Proxy (as amended and supplemented from time to time, the “Proxy”) dated as of September 1, 2017, entered into by and between Mr. Xiaodong Li, a Singapore citizen (the “Founder”), Tencent Holdings Limited, a Cayman Islands exempted company, Tencent Limited, a British Virgin Islands business company, and Tencent Growthfund Limited, a Cayman Islands exempted company, is made and entered into as of [                    ], by and between [                    ] (“Transferee”), on the one hand, and [                    ] (“Transferor”) and the Founder, on the other hand. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Proxy.

WHEREAS, Transferor proposes to Transfer to Transferee certain [                    ] Class B ordinary shares of the Company, each with a par value of $0.0005 (the “Transferred Class B Ordinary Shares”), and the Proxy requires Transferee, as a Tencent Class B Permitted Transferee and in order to become a holder of the Transferred Class B Ordinary Shares, to become a party to the Proxy, and Transferee agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.	Agreement to Be Bound. Transferee hereby agrees that upon execution of this Joinder and completion of the Transfer of the Transferred Class B Ordinary Shares, it shall become a party to the Proxy and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Proxy as though an original party thereto in the capacity of a “Tencent Party” for all purposes thereof. Transferee hereby agrees that all Transferred Class B Ordinary Shares shall be deemed “Board Proxy Shares” [and [[all]/[ ]] Transferred Class B Ordinary Shares shall be deemed “General Proxy Shares”] for all purposes of the Proxy.

2.	Permitted Transfer. For the avoidance of doubt, each of Transferor and Transferee represents and confirms to the Founder that (i) Transferee is a Tencent Class B Permitted Transferee under the Proxy, (ii) the Transfer is made in accordance with Section 3.2 of the Proxy, and (iii) all Transferred Class B Ordinary Shares shall be deemed “Board Proxy Shares” [and [[all]/[ ]] Transferred Class B Ordinary Shares shall be deemed “General Proxy Shares”] subject to the Board Proxy [and the General Proxy, respectively,] for all purposes of the Proxy.

3.	Governing Law. This Joinder shall be governed by, and construed and enforced in accordance with, the laws of the Cayman Islands without reference to its conflict of laws principles.

4.	Notices. For purposes of Section 5.3 of the Proxy, all notices and other communications to the Transferee shall be directed to [ ] at: [ ].

[Signature pages follow]

A-1

In witness whereof this instrument has been duly executed and delivered on [                    ] as a deed.

EXECUTED and DELIVERED as a DEED by duly authorised for and on behalf of [Transferee]	) ) ) )

Director

[Signature Page to Joinder]

Accepted by:
EXECUTED and DELIVERED as a DEED by duly authorised for and on behalf of [Transferor]	) ) ) )

Director

[Signature Page to Joinder]

Accepted by:

EXECUTED and DELIVERED as a DEED by XIAODONG LI	) ) )

Witness:

[Signature Page to Joinder]

Exhibit B

WRITTEN DIRECTION

Mr. Xiaodong Li

1 Fusionopolis Place, #17-10, Galaxis

Singapore 138522

Email: proxynotice@seagroup.com

Date: [                    ]

Mr. Li:

Reference is made to that certain Irrevocable Proxy (as amended and supplemented from time to time, the “Proxy”) dated as of September 1, 2017, entered into by and between Mr. Xiaodong Li, a Singapore citizen (the “Founder”), Tencent Holdings Limited, a Cayman Islands exempted company, Tencent Limited, a British Virgin Islands business company, and Tencent Growthfund Limited, a Cayman Islands exempted company. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Proxy.

The Founder is hereby directed to vote all Board Proxy Shares “for” the resolution with respect to the [appointment/removal/replacement] of [name of the Tencent Director]* at the general meeting of shareholders to be held on [Date].

*	[name of the Tencent Director] shall be the Tencent Director nominated by Tencent Holdings Limited.

Tencent Holdings Limited

By:
Name:
Title:

cc:	Ms. Yanjun Wang, Esq.

Group General Counsel

Sea Limited

1 Fusionopolis Place, #17-10, Galaxis

Singapore 138522

Email: proxynotice@seagroup.com

Sea Limited

1 Fusionopolis Place, #17-10, Galaxis

Singapore 138522

Email: companyproxynotice@seagroup.com

B-1